Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-145845

Pricing Supplement to the Prospectus dated August 27, 2008 and the Prospectus Supplement dated August 27, 2008

$250,000,000

iPath® Global Carbon ETN

The iPath® Exchange Traded Notes due June 24, 2038 (the “Securities”) are linked to the Barclays Capital Global Carbon Index Total ReturnTM (the “Index”). The Securities do not guarantee any return of principal at maturity and do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon early redemption based on the performance of the Index less an investor fee. The principal terms of the Securities are as follows:

Issuer: Barclays Bank PLC

Series: Medium-Term Notes, Series A

Underlying Index: The return on the Securities is linked to the performance of the Index. The objective of the Index is to provide exposure to the global price of carbon. To achieve this, the index references the price of carbon emissions credits from the world’s major emissions related mechanisms (the “mechanisms” and each a “mechanism”). The mechanisms currently included in the Index are the European Union Emission Trading Scheme (“EU ETS”) and the Kyoto Protocol’s Clean Development Mechanism (the “CDM”). The mechanisms may be changed and new mechanisms may be added to the Index pursuant to the methodology discussed herein under “The Index – Composition of the Index – Commodities and Mechanisms Available for Inclusion in the Index”. The Index is composed of allocations in futures or forward contracts on a carbon emissions credit from each mechanism included in the Index (each such contract, an “Index Component”). The Index Components currently included in the Index are futures contracts that trade on the European Climate Exchange (“ECX”). The allocations of the Index are adjusted on an annual basis (the absolute value of each allocation, expressed as a percentage of the absolute value of the aggregate allocations of the Index in any period, being referred to herein as a “weight”). We refer to this process herein as “rebalancing” or “reweighting”. The performance of the Index for any period reflects the performance of all of the Index Components included in the Index for that period, including any collateral return. The Index is maintained and calculated by Barclays Capital (the “index sponsor”), a division of Barclays Bank PLC.

Payment at Maturity: If you hold your Securities to maturity, you will receive a cash payment at maturity equal to (1) the principal amount of your Securities times (2) the index factor on the final valuation date minus (3) the investor fee on the final valuation date.

Secondary Market: We listed the Securities on the NYSE Arca stock exchange (“NYSE Arca”) under the ticker symbol “GRN”. If an active secondary market in the Securities exists, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Early Redemption: Subject to the notification requirements described below, you may redeem your Securities on any redemption date during the term of the Securities. If you redeem your Securities, you will receive a cash payment in an amount equal to the daily redemption value, which is (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date. You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.

Redemption Mechanics: In order to redeem your Securities on a redemption date, you must deliver a notice of redemption to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date and follow the procedures set forth under “Specific Terms of the Securities – Redemption Procedures”. If you fail to comply with these procedures, your notice will be deemed ineffective.

Valuation Date: Valuation date means each business day from June 25, 2008 to June 17, 2038, inclusive or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to June 17, 2038, as the “final valuation date”.

Redemption Date: A redemption date is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

Inception Date: June 24, 2008.

Index Factor: The index factor on any given day will be equal to the closing value of the Index on that day divided by the initial index level. The initial index level is the closing value of the Index on the inception date.

Investor Fee: The investor fee is equal to 0.75% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.75% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

Because the investor fee reduces the amount of your return at maturity or upon redemption, the value of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon redemption.

Trading Day: A trading day is a day on which (i) the value of the Index is published by the index sponsor, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the Index Components are traded, in each case as determined by the calculation agent in its sole discretion.

CUSIP Number: 06739H 164

You may lose some or all of your principal if you invest in the Securities. See “Risk Factors” beginning on page PS-9 of this pricing supplement for risks relating to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Patent pending

Pricing Supplement dated November 5, 2008

Issued in denominations of $50

Cover Page, continued:

We sold a portion of the Securities on the inception date at 100% of their stated principal amount. The remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc. our affiliate, as agent. Sales of the Securities after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the Securities. Barclays Global Investors Services or Barclays Global Investors Fund Distribution Company, each an affiliate of Barclays Bank PLC and a member of the Financial Industry Regulatory Authority, Inc. (formerly NASD, Inc.), may receive a portion of the investor fee. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-8
CARBON TRADING MARKETS & MECHANISMS	PS-16
COMMODITY FUTURES MARKETS	PS-19
THE INDEX	PS-20
VALUATION OF THE SECURITIES	PS-26
SPECIFIC TERMS OF THE SECURITIES	PS-27
CLEARANCE AND SETTLEMENT	PS-33
USE OF PROCEEDS AND HEDGING	PS-33
SUPPLEMENTAL TAX CONSIDERATIONS	PS-33
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-36
NOTICE OF REDEMPTION	A-1
CONFIRMATION OF REDEMPTION	B-1

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-3
DESCRIPTION OF MEDIUM-TERM NOTES	S-20
TERMS OF THE NOTES	S-30
INTEREST MECHANICS	S-36
CERTAIN FEATURES OF THE NOTES	S-38
REFERENCE ASSETS	S-47
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-87
PLAN OF DISTRIBUTION	S-88
USE OF PROCEEDS AND HEDGING	S-90
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-91
VALIDITY OF SECURITIES	S-104

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	3
DESCRIPTION OF PREFERENCE SHARES	24
DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS	30
DESCRIPTION OF SHARE CAPITAL	36
TAX CONSIDERATIONS	37
PLAN OF DISTRIBUTION	52
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	56
WHERE YOU CAN FIND MORE INFORMATION	56
FURTHER INFORMATION	56
VALIDITY OF SECURITIES	57
EXPERTS	57
EXPENSES OF ISSUANCE AND DISTRIBUTION	57

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the iPath® Exchange Traded Notes due June 25, 2038 (the “Securities”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated August 27, 2008, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated August 27, 2008, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the Securities. We may consolidate the additional securities to form a single class with the outstanding Securities.

This section summarizes the following aspects of the Securities:

•	What are the Securities and how do they work?

•	How do you redeem your Securities?

•	What are some of the risks of the Securities?

•	Is this the right investment for you?

•	What are the tax consequences?

•	How do the Securities perform?

What Are the Securities and How Do They Work?

The Securities are medium-term notes that are uncollateralized debt securities and are linked to the performance of the Barclays Capital Global Carbon Index Total ReturnTM (the “Index”). The Securities will be issued in denominations of $50.

The return on the Securities is linked to the performance of the Index. The objective of the Index is to provide exposure to the global price of carbon. To achieve this, the Index references the price of carbon emissions credits from the world’s major emissions related mechanisms (the “mechanisms” and each a “mechanism”). The mechanisms currently included in the Index are the European Union Emission Trading Scheme (the “EU ETS”) and the Kyoto Protocol’s Clean Development Mechanism (the “CDM”). The mechanisms may be changed and new mechanisms may be added to the Index pursuant to the methodology discussed herein under “The Index – Composition of the Index – Commodities and Mechanisms Available for Inclusion in the Index”. The Index is composed of allocations in futures or forward contracts on a carbon emissions credit from each mechanism included in the Index (each such contract, an “Index Component”). The Index Components currently included in the Index are futures contracts that trade on the European Climate Exchange (“ECX”). The allocations of the Index are adjusted on an annual basis (the absolute value of each allocation, expressed as a percentage of the absolute value of the aggregate allocations of the Index in any period, being referred to herein as a “weight”). We refer to this process herein as “rebalancing” or “reweighting”. The performance of the Index for any period reflects the performance of all of the Index Components included in the Index for that period, including any collateral return. The Index is maintained and calculated by Barclays Capital (the “index sponsor”), a division of Barclays Bank PLC.

If you have not previously redeemed your Securities, you will receive a cash payment at maturity equal to (1) the principal amount of your Securities times (2) the index factor on the final valuation date minus (3) the investor fee on the final valuation date. Prior to maturity, you may, subject to certain restrictions, redeem your Securities on any redemption date during the term of the Securities, provided that you present at least 50,000 Securities for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your Securities for redemption with those of other investors to reach this minimum. If you choose to redeem your Securities on a redemption date, you will receive a cash payment on that date in an amount equal to the daily redemption value, which is (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date.

The index factor on any given day will be equal to the closing value of the Index on that day divided by the initial index level. The initial index level is the closing value of the Index on the inception date.

The investor fee is equal to 0.75% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.75% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

A valuation date is each business day from June 25, 2008 to June 17, 2038, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to June 17, 2038, as the “final valuation date”.

A redemption date is the third business day following a valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

We will not pay you interest during the term of the Securities.

For a further description of how your payment at maturity will be calculated, see “– How Do the Securities Perform? – Hypothetical Examples” and “Specific Terms of the Securities” in this pricing supplement.

Because the investor fee reduces the amount of your return at maturity or upon redemption, the value of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon redemption.

How Do You Redeem Your Securities?

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the valuation date at a price equal to the applicable daily redemption value, facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Securities in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

What Are Some of the Risks of the Securities?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Uncertain Principal Repayment – If the value of the Index decreases, or does not increase by an amount greater than the investor fee applicable to your Securities, you will receive less than your original investment in the Securities.

•

Conflicts of Interest with the Index Sponsor – Barclays Capital, a division of Barclays Bank PLC, is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Index and has the discretion in a number of circumstances to make judgments in connection with the composition, calculation and maintenance of the Index. The exercise of this discretion may present the index sponsor with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the Securities. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

•

Commodity Market Risk – The return on the Securities is linked to the performance of the Index which, in turn, is linked to the prices of the Index Components. The prices of Index Components may change unpredictably, affecting the value of the Index Components and, consequently, the value of your Securities in unforeseeable ways.

•

Limited Portfolio Diversification – The Index Components are concentrated in the carbon emissions commodities sector. Your investment may therefore carry risks similar to a concentrated investment in futures or forward contracts in such sector.

•	No Interest Payments – You will not receive any periodic interest payments on the Securities.

•

A Trading Market for the Securities May Not Exist – Although we have applied to list the Securities on NYSE Arca, a trading market for your Securities may not exist at any time. Certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange.

Is This the Right Investment for You?

The Securities may be a suitable investment for you if:

•	You are willing to accept the risk of fluctuations in the prices of carbon emissions credits in general and the prices of the Index Components in particular.

•	You believe the value of the Index will increase by an amount sufficient to offset the investor fee during the term of the Securities.

•	You seek an investment with a return linked to the performance of the Index.

•	You do not seek current income from this investment.

•	You do not seek a guaranteed return of principal.

The Securities may not be a suitable investment for you if:

•	You are not willing to be exposed to fluctuations in the prices of carbon emissions credits in general and the prices of the Index Components in particular.

•	You believe the value of the Index will decrease or will not increase by an amount sufficient to offset the investor fee during the term of the Securities.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek current income from your investment.

•	You seek a guaranteed return of principal.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, pursuant to the terms of the Securities, by purchasing the Securities you agree to treat the Securities for all tax purposes as a pre-paid contract with respect to the Index. If the Securities are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities.

The United States federal income tax consequences of your investment in the Securities are uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities as described above, but it is possible that the Internal Revenue Service may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Securities, including possible alternative treatments for your Securities, see “Supplemental Tax Considerations – Supplemental U.S. Tax Considerations” below.

How Do the Securities Perform?

Set forth below is an explanation of the steps necessary to calculate the payment on the Securities at maturity or upon redemption.

Step 1: Calculate the investor fee

The investor fee is equal to 0.75% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.75% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

Step 2: Calculate the payment

You will receive a cash payment at maturity or upon redemption, as applicable, equal to (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date.

Because the investor fee reduces the amount of your return at maturity or on redemption, the value of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption of your Securities. If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon redemption of your Securities.

Hypothetical Examples

The following examples show how the Securities would perform in hypothetical circumstances. We have included two examples in which the Index has increased by approximately 332% at maturity, as well as two examples in which the Index has decreased by approximately 63% at maturity. These examples highlight the behavior of the investor fee in different circumstances. Because the investor fee is a weighted average measure, the absolute level of the investor fee will be dependent upon the path taken by the Index to arrive at its ending level. The figures in these examples have been rounded for convenience. Figures for year 30 are as of the final valuation date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Assumptions:

Yearly Fee	Days	Denomination	Starting Index
0.75%	365	$50.00	187.443

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value
A	B	B / Starting Index	C × Principal × 0.75%	Running Total of D	(Principal × C) – E
0	187.443	1.00	$0.00	$0.00	$50.00
1	225.958	1.21	$0.45	$0.45	$59.82
2	258.995	1.38	$0.52	$0.97	$68.12
3	240.131	1.28	$0.48	$1.45	$62.60
4	207.285	1.11	$0.41	$1.87	$53.43
5	197.390	1.05	$0.39	$2.26	$50.39
6	198.503	1.06	$0.40	$2.66	$50.29
7	225.138	1.20	$0.45	$3.11	$56.95
8	315.938	1.69	$0.63	$3.74	$80.54
9	314.468	1.68	$0.63	$4.37	$79.51
10	334.025	1.78	$0.67	$5.04	$84.06
11	373.471	1.99	$0.75	$5.78	$93.84
12	317.114	1.69	$0.63	$6.42	$78.17
13	308.943	1.65	$0.62	$7.04	$75.37
14	356.680	1.90	$0.71	$7.75	$87.39
15	347.247	1.85	$0.69	$8.45	$84.18
16	327.842	1.75	$0.66	$9.10	$78.35
17	326.819	1.74	$0.65	$9.75	$77.42
18	373.303	1.99	$0.75	$10.50	$89.08
19	358.845	1.91	$0.72	$11.22	$84.50
20	444.490	2.37	$0.89	$12.11	$106.46
21	476.163	2.54	$0.95	$13.06	$113.95
22	467.301	2.49	$0.93	$14.00	$110.66
23	460.807	2.46	$0.92	$14.92	$108.00
24	526.578	2.81	$1.05	$15.97	$124.49
25	557.033	2.97	$1.11	$17.09	$131.50
26	656.480	3.50	$1.31	$18.40	$156.72
27	692.798	3.70	$1.39	$19.79	$165.02
28	786.246	4.19	$1.57	$21.36	$188.37
29	847.925	4.52	$1.70	$23.05	$203.13
30	809.752	4.32	$1.62	$24.67	$191.33

			Annualized Index Return		5.00%
		Annualized iPath® Indicative Value Return			4.57%

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value
A	B	B / Starting Index	C × Principal × 0.75%	Running Total of D	(Principal × C) – E
0	187.443	1.00	$0.00	$0.00	$50.00
1	196.600	1.05	$0.39	$0.39	$52.05
2	154.490	0.82	$0.31	$0.70	$40.51
3	178.404	0.95	$0.36	$1.06	$46.53
4	168.981	0.90	$0.34	$1.40	$43.68
5	153.937	0.82	$0.31	$1.71	$39.36
6	150.824	0.80	$0.30	$2.01	$38.22
7	169.601	0.90	$0.34	$2.35	$42.89
8	163.050	0.87	$0.33	$2.67	$40.82
9	176.910	0.94	$0.35	$3.03	$44.16
10	237.692	1.27	$0.48	$3.50	$59.90
11	313.169	1.67	$0.63	$4.13	$79.41
12	348.510	1.86	$0.70	$4.83	$88.14
13	406.469	2.17	$0.81	$5.64	$102.79
14	483.503	2.58	$0.97	$6.61	$122.37
15	545.203	2.91	$1.09	$7.70	$137.73
16	614.284	3.28	$1.23	$8.93	$154.93
17	594.364	3.17	$1.19	$10.12	$148.43
18	456.635	2.44	$0.91	$11.03	$110.78
19	470.624	2.51	$0.94	$11.97	$113.57
20	585.706	3.12	$1.17	$13.14	$143.09
21	626.225	3.34	$1.25	$14.39	$152.65
22	815.702	4.35	$1.63	$16.03	$201.56
23	822.089	4.39	$1.64	$17.67	$201.62
24	731.159	3.90	$1.46	$19.13	$175.90
25	765.070	4.08	$1.53	$20.66	$183.42
26	857.404	4.57	$1.72	$22.38	$206.33
27	894.833	4.77	$1.79	$24.17	$214.52
28	860.352	4.59	$1.72	$25.89	$203.61
29	757.659	4.04	$1.52	$27.41	$174.70
30	809.752	4.32	$1.62	$29.03	$186.97

		Annualized Index Return			5.00%
		Annualized iPath ® Indicative Value Return			4.49%

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value
A	B	B / Starting Index	C × Principal × 0.75%	Running Total of D	(Principal × C) – E
0	187.443	1.00	$0.00	$0.00	$50.00
1	209.798	1.12	$0.42	$0.42	$55.54
2	230.029	1.23	$0.46	$0.88	$60.48
3	201.144	1.07	$0.40	$1.28	$52.37
4	244.661	1.31	$0.49	$1.77	$63.49
5	270.792	1.44	$0.54	$2.31	$69.92
6	227.369	1.21	$0.45	$2.77	$57.88
7	225.532	1.20	$0.45	$3.22	$56.94
8	216.176	1.15	$0.43	$3.65	$54.01
9	226.831	1.21	$0.45	$4.11	$56.40
10	238.535	1.27	$0.48	$4.58	$59.05
11	247.159	1.32	$0.49	$5.08	$60.85
12	223.253	1.19	$0.45	$5.52	$54.03
13	185.162	0.99	$0.37	$5.89	$43.50
14	200.509	1.07	$0.40	$6.30	$47.19
15	191.134	1.02	$0.38	$6.68	$44.31
16	164.748	0.88	$0.33	$7.01	$36.94
17	166.910	0.89	$0.33	$7.34	$37.18
18	142.632	0.76	$0.29	$7.63	$30.42
19	133.065	0.71	$0.27	$7.89	$27.60
20	108.317	0.58	$0.22	$8.11	$20.78
21	103.679	0.55	$0.21	$8.32	$19.34
22	95.139	0.51	$0.19	$8.51	$16.87
23	92.792	0.50	$0.19	$8.69	$16.06
24	120.499	0.64	$0.24	$8.93	$23.21
25	112.491	0.60	$0.23	$9.16	$20.85
26	100.141	0.53	$0.20	$9.36	$17.35
27	101.244	0.54	$0.20	$9.56	$17.44
28	83.911	0.45	$0.17	$9.73	$12.65
29	77.454	0.41	$0.15	$9.89	$10.78
30	68.476	0.37	$0.14	$10.02	$8.24

		Annualized Index Return			-3.30%
		Annualized iPath ® Indicative Value Return			-5.83%

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value
A	B	B / Starting Index	C × Principal × 0.75%	Running Total of D	(Principal × C) – E
0	187.443	1.00	$0.00	$0.00	$50.00
1	180.640	0.96	$0.36	$0.36	$47.82
2	219.401	1.17	$0.44	$0.80	$57.72
3	209.900	1.12	$0.42	$1.22	$54.77
4	226.619	1.21	$0.45	$1.67	$58.78
5	186.875	1.00	$0.37	$2.05	$47.80
6	182.910	0.98	$0.37	$2.41	$46.38
7	175.601	0.94	$0.35	$2.76	$44.08
8	215.160	1.15	$0.43	$3.20	$54.20
9	216.306	1.15	$0.43	$3.63	$54.07
10	161.152	0.86	$0.32	$3.95	$39.04
11	151.903	0.81	$0.30	$4.25	$36.27
12	146.777	0.78	$0.29	$4.55	$34.60
13	163.020	0.87	$0.33	$4.87	$38.61
14	152.412	0.81	$0.30	$5.18	$35.48
15	137.014	0.73	$0.27	$5.45	$31.10
16	135.520	0.72	$0.27	$5.72	$30.43
17	131.414	0.70	$0.26	$5.99	$29.07
18	146.764	0.78	$0.29	$6.28	$32.87
19	152.655	0.81	$0.31	$6.59	$34.13
20	108.540	0.58	$0.22	$6.80	$22.15
21	97.966	0.52	$0.20	$7.00	$19.13
22	90.275	0.48	$0.18	$7.18	$16.90
23	85.651	0.46	$0.17	$7.35	$15.50
24	78.643	0.42	$0.16	$7.51	$13.47
25	71.768	0.38	$0.14	$7.65	$11.49
26	59.513	0.32	$0.12	$7.77	$8.10
27	68.193	0.36	$0.14	$7.91	$10.28
28	65.046	0.35	$0.13	$8.04	$9.31
29	60.245	0.32	$0.12	$8.16	$7.91
30	68.476	0.37	$0.14	$8.30	$9.97

		Annualized Index Return			-3.30%
		Annualized iPath ® Indicative Value Return			-5.23%

RISK FACTORS

The Securities are unsecured promises of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities. The return on the Securities is linked to the performance of the Index. Investing in the Securities is not equivalent to investing directly in Index Components or the Index itself. See “The Index” below for more information.

This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Securities.

Even If the Value of the Index at Maturity or upon Redemption Exceeds the Initial Index Level, You May Receive Less Than the Principal Amount of Your Securities

Because the investor fee reduces the amount of your return at maturity or upon redemption, the value of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption of your Securities. If the value of the Index decreases or does not increase sufficiently to offset the investor fee, you will receive less than the principal amount of your investment at maturity or upon redemption of your Securities.

You Will Not Benefit from Any Increase in the Value of the Index If Such Increase Is Not Reflected in the Value of the Index on the Applicable Valuation Date

If the Index does not increase by an amount sufficient to offset the investor fee between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your Securities at maturity or upon redemption. This will be true even if the value of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the investor fee.

There Are Restrictions on the Minimum Number of Securities You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date. You may only redeem your Securities on a redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Specific Terms of the Securities – Redemption Procedures” for more information.

The Market Value of the Securities May Be Influenced by Many Unpredictable Factors, Including Volatile Commodities Prices

The market value of your Securities may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the value of the Index Components and the Index will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

•	prevailing prices for the commodities underlying the Index Components;

•	the time remaining to the maturity of the Securities;

•	supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any market maker;

•	economic, financial, political, regulatory, geographical, biological, or judicial events that affect the level of the Index or the market price of the Index Components;

•	the general interest rate environment; or

•	the creditworthiness of Barclays Bank PLC.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Suspension or Disruption of Market Trading in Commodities and Related Futures or Forwards May Adversely Affect the Value of Your Securities

The markets trading futures and forward contracts on carbon emissions credits, including the Index Components, are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the value of the Index and, therefore, the value of your Securities.

Future Prices of the Index Components That Are Different Relative to Their Current Prices May Result in a Reduced Amount Payable at Maturity or Upon Redemption

The Index is composed of futures or forward contracts on carbon emissions credits, rather than the credits themselves. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures or forward contracts normally specify a certain date for delivery of the underlying commodity. As the contracts that comprise the Index approach expiration, they are replaced by similar contracts that have a later expiration. The Index Components are generally rolled annually. Thus, for example, a futures contract purchased and held in August may specify a December expiration. As time passes, the contract expiring in December may be replaced by a contract for delivery in December of the following year. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the December contract would take place at a price that is higher than the price of the contract expiring the following December, thereby creating a “roll yield”. The actual realization of a potential roll yield will be dependent upon the level of the related price relative to the unwind price of the contract at the time of sale of the contract. The absence of backwardation in the commodity markets could result in zero or negative “roll yields,” which could adversely affect the value of the Index and, accordingly, decrease the payment you receive at maturity or upon redemption.

Historical Values of the Index or Any Index Component Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Securities

The actual performance of the Index or any Index Component over the term of the Securities, as well as the amount payable at maturity or upon redemption, may bear little relation to the historical values of the Index or the Index Components, which have been highly volatile.

Prices of the Index Components May Change Unpredictably, Affecting the Value of the Index and the Value of Your Securities in Unforeseeable Ways

Trading in futures or forward contracts on carbon emissions, including trading in the Index Components, is speculative and can be extremely volatile. Market prices of the Index Components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. These factors may affect the value of the Index and the value of your Securities in varying ways, and different factors may cause the prices of the Index Components, and the volatilities of their prices, to move in unexpected directions at unexpected rates.

The prices of futures or forward contracts on carbon emissions credits, including the credits underlying the Index Components, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. In particular, the ratification of the Kyoto Protocol (“Kyoto”) has subscribed each of the ratifying nations to reduce their greenhouse gas emissions by 2012 by an average of 5.2% of 1990 levels. However, the policies and implementations for achieving the reduction targets vary according to the governing body of each ratified nation. Each country has a different reduction target level. In the event that the ratifying nation does not reach the proposed emissions reduction level, then that nation would face penalties and would need to source emissions credits from the flexible trading mechanisms under Kyoto, including the CDM. Because the demand for carbon emissions credits underlying the Index Components could affect the price of those Index Components, such an event may affect the value of the Securities.

Changes in the Treasury Bill Rate of Interest May Affect the Value of the Index and Your Securities

Because the return on your Securities is linked to the closing value of the Index in U.S. dollars, and the calculation of the closing value of the Index is linked, in part, to the Treasury Bill rate of interest that could be earned on cash collateral invested in specified Treasury Bills, changes in the Treasury Bill rate of interest may affect the amount payable on your Securities at maturity or upon redemption and, therefore, the market value of your Securities. Assuming the trading prices of the Index Components remain constant, an increase in the Treasury Bill rate of interest will increase the value of the Index and, therefore, the value of your Securities. A decrease in the Treasury Bill rate of interest will adversely impact the value of the Index and, therefore, the value of your Securities. See “The Index – Calculation of the Index – Closing Value”.

Changes in Our Credit Ratings May Affect the Market Value of Your Securities

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Securities. However, because the return on your Securities is dependent upon certain factors in addition to our ability to pay our obligations on your Securities, an improvement in our credit ratings will not reduce the other investment risks related to your Securities.

You Will Not Receive Interest Payments on the Securities or Have Rights in the Index Components

You will not receive any periodic interest payments on the Securities. As an owner of the Securities, you will not have rights that investors in the Index Components may have. Your Securities will be paid in cash, and you will have no right to receive delivery of any Index Components or commodities underlying the Index Components.

There May Not Be an Active Trading Market in the Securities; Sales in the Secondary Market May Result in Significant Losses

Although we listed the Securities on NYSE Arca, there can be no assurance that a secondary market for the Securities will exist at any time. Certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Index or Index Components May Impair the Market Value of the Securities

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the Securities by purchasing Index Components (including the underlying carbon emissions commodities), futures or options on Index Components or the Index, or other derivative instruments with returns linked to the performance of Index Components or the Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the market price of Index Components and the value of the Index and, therefore, the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in Index Components, futures or options on Index Components, the carbon emissions credits underlying the Index Components or the Index, and other investments relating to Index Components or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of the Index Components or the value of the Index and, therefore, the market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Liquidity of the Market for the Securities May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the Securities on the inception date, and the remainder of the Securities may be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the Securities. As noted above, we and our affiliates expect to engage in trading activities related to the Index Components, futures or options on Index Components or the Index, or other derivative instruments with returns linked to the performance of Index Components or the Index that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the value of the Index, could be adverse to the interests of the holders of the Securities. Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to some or all of the commodities underlying the Index Components and commodities generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the Index Components and the value of the Index and, therefore, the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

As Index Sponsor, Barclays Capital, a Division of Barclays Bank PLC, Will Have the Authority to Make Determinations That Could Materially Affect the Securities in Various Ways and Create Conflicts of Interest

Barclays Capital, a division of Barclays Bank PLC, is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed in “Specific Terms of the Securities – Discontinuance or Modification of the Index” in this pricing supplement, the index sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the Securities.

The role played by the index sponsor, and the exercise of the kinds of discretion described above and in “Specific Terms of the Securities – Discontinuance or Modification of the Index” could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC, of which the index sponsor is a division, is the issuer of the Securities. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Index or the Index Components Could Affect the Amount Payable on the Securities and Their Market Value

The policies of the index sponsor concerning the calculation of the level of the Index, additions, deletions or substitutions of Index Components and the manner in which changes affecting the Index Components are reflected in the Index could affect the value of the Index and, therefore, the amount payable on the Securities at maturity or upon redemption and the market value of the Securities prior to maturity.

The mechanisms included in the Index, the related Index Components and the weighting of the Index Components may be changed from time to time in accordance with the Index’s methodology. In addition, the index sponsor, with the approval of the Index Committee, may modify the methodology for determining the composition and weighting of the Index in order to assure that the Index represents an adequate measure of market performance or for other reasons, or for calculating the value of the Index. The index sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the Index. Any such changes could adversely affect the value of your Securities.

The Index May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges

The Index Components are currently futures contracts traded on the ECX, a regulated futures exchange. As described below, however, the Index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of statutes and related regulations that govern trading on regulated foreign futures exchanges. In addition, many of the electronic trading facilities dealing in swaps and forwards have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Index, may be subject to certain risks not presented by exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. We will, among other things, decide the amount of the return paid out to you on the Securities at maturity or upon redemption. For a more detailed description of the calculation agent’s role, see “Specific Terms of the Securities – Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the Securities. If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the Securities – Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of the Value of the Index or the Maturity Date or a Redemption Date

The determination of the value of the Index on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on such valuation date. If such a postponement occurs, the Index Components unaffected by the market disruption event shall be determined on the scheduled valuation date and the value of the affected Index Component shall be determined using the closing value of the affected Index Component on the first trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will a valuation date for the Securities be postponed by more than five trading days. As a result, the maturity date or a redemption date for the Securities could also be postponed, although not by more than five trading days. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the Index for such day. See “Specific Terms of the Securities – Market Disruption Event” in this pricing supplement.

Data Sourcing, Calculation and Concentration Risks Associated with the Index May Adversely Affect the Market Price of the Securities

Because the Securities are linked to the Index, which is currently composed of exchange-traded futures contracts on only two types of carbon emissions credits and, due to the liquidity standards of the Index, is not likely to add a material amount of contracts on new types of carbon emissions credits in the near future, the Index is and generally will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the Index will be recalculated in reliance upon historic price, liquidity and other data that are subject to potential errors in data sources or other errors that may affect the weighting of the Index Components. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the Index for the following year. Additionally, the index sponsor may not discover every discrepancy. Furthermore, the annual weightings for the Index are determined each year in November under the supervision of the Index Committee (as defined herein), which has a significant degree of discretion in exercising its supervisory duties with respect to the Index and has no obligation to take the needs of any parties to transactions involving the Index into consideration when reweighting or making any other changes to the Index. Finally, the carbon emissions credits underlying the futures or forward contracts included in the Index from time to time are concentrated in the carbon emissions credit sector. An investment in the Securities may therefore carry risks similar to a concentrated investment in futures or forward contracts in such sector.

Cap & Trade Mechanisms and Related Markets are New and Based on Scientific Principles that are Subject to Debate

Cap & Trade mechanisms have arisen primarily due to relative international consensus with respect to scientific evidence indicating a correlative relationship between the rise in global temperatures and extreme weather events, on the one hand, and the rise in Greenhouse Gas (“GHG”) emissions in the atmosphere, on the other hand. If this consensus were to break down, Cap & Trade mechanisms and the value of the Securities may be negatively affected.

Scientists are still debating whether the rise in atmospheric GHGs is caused by human activity such as GHG emissions generated through the burning of fossil fuels, as well as the acceptable level of GHG concentrations in the atmosphere. If the science supporting the relationship or the acceptable level of GHG concentrations is discredited or proved to be incorrect or inaccurate, it may negatively affect Cap & Trade mechanisms and the value of the Securities.

There is no assurance that Cap & Trade mechanisms will continue to exist. Cap & Trade may not prove to be an effective method of reduction in GHG emissions. As a result or due to other factors, Cap & Trade mechanisms may be terminated or may not be renewed upon their expiration. For example, the current phase of the EU ETS, a Cap & Trade mechanism included in the Index, is scheduled to terminate on December 31, 2012 and the EU ETS is scheduled to enter into a new phase on January 1, 2013. There can be no assurance that the EU ETS will enter into a new phase as scheduled.

New technologies may arise that may diminish or eliminate the need for Cap & Trade markets. Ultimately, the cost of emissions credits is determined by the cost of actually reducing emissions levels. If the price of credits becomes too high, it will be more economical for companies to develop or invest in green technologies, thereby suppressing the demand for credits and adversely affecting the price of the Securities.

Regulatory risk related to changes in regulation and enforcement of Cap & Trade mechanisms can adversely affect market behavior. If fines or other penalties for non-compliance are not enforced, incentives to purchase GHG credits will deteriorate, which can result in a fall in the price of emissions credits and a drop in the value of the Securities.

Cap & Trade markets relating to GHG emissions are relatively recent, the first such program arising in 2001. Accordingly, historical performance of these markets may not be indicative of future performance, and future performance of Cap & Trade markets may be hard to predict. In addition, as Cap & Trade markets develop, new regulation with respect to these markets may arise, which may have a negative effect on the value and liquidity of the Cap & Trade markets and the Securities.

Cap & Trade mechanisms set emission limits (i.e., the right to emit a certain quantity of GHG emissions), which can be allocated or auctioned to the parties in the mechanism up to the total emissions cap. This allocation may be larger or smaller than is needed for a stable price of credits and can lead to large price volatility, which could affect the value of the Securities.

Depending upon the industries covered under each Cap & Trade mechanism represented in the Index, unpredictable demand for their products and services can affect the value of GHG emissions credits. For example, very mild winters or very cool summers can decrease demand for electric utilities and therefore require fewer carbon credits to offset reduced production and GHG emissions.

The ability of the GHG emitting companies to pass on the cost of emissions credits to consumers can affect the price of the Securities. If the price of emissions can be passed on to the end customer with little impact upon consumer demand, it is likely that industries may continue emitting and purchase any shortfall in the market at the prevailing price. If, however, the producer is unable to pass on the cost, it may be incentivized to reduce production in order to decrease its need for offsetting emissions credits if the cost is too great, which could adversely affect the price of the Securities.

The Tax Consequences are Uncertain

The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

In addition, one member of the House of Representatives introduced a bill that, if enacted, may require holders of Securities purchased after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

It is also possible that the Internal Revenue Service could ultimately characterize your investment in a way that requires you to currently realize gain or loss each time the Index rebalances or is modified or a contract tracked by the Index rolls.

For a discussion of the U.S. federal income tax treatment applicable to your Securities as well as potential alternative characterizations for your Securities, please see the discussion under “Supplemental Tax Considerations – Supplemental U.S. Tax Considerations” below.

CARBON TRADING MARKETS & MECHANISMS

One component of the international response to the rise in atmospheric carbon dioxide concentrations has been the implementation of national and international programs designed to reduce GHG emissions on a global scale.

One such program is the Kyoto protocol (“Kyoto”), an international agreement that requires the developed nation signatories to abate their GHG emissions by an average of 5.2% over the 2008-2012 period relative to 1990. The GHGs which Kyoto addresses are carbon dioxide, methane, nitrous oxide, hydrofluorocarbons, perfluorocarbons and sulphur hexafluoride.

In order to achieve the Kyoto targets, a variety of regional and national policies exist under Kyoto aimed at abating GHG emissions. These include policy measures such as taxation of emissions, legislation or implementation of Cap & Trade mechanisms (“Cap & Trade”).

A Cap & Trade mechanism sets emission limits (i.e., the right to emit a certain quantity of GHG emissions), which can be allocated or auctioned to the parties in the mechanism up to the total emissions cap. The cap is set at a level that attempts to achieve the required reduction. The parties are then able to trade their emission rights freely among themselves. In theory the “trade” element allows emission abatement to take place at the lowest-possible cost by allowing companies with a high marginal abatement cost to buy credits from companies that can abate GHG emissions for less, while the cap is favorable for the environment as it places a firm limit on emissions that would be unlikely to be achieved via taxation mechanisms.

Cap & Trade is used not only in respect of GHGs. It has been used to abate sulphur dioxide and nitrogen oxides through a variety of regional mechanisms in the United States over the past 15 years, resulting in a 40% reduction in sulphur dioxide in the United States Northeast since 1995.

The adoption of Cap & Trade as the primary method for curbing GHGs began fairly recently with a Cap & Trade mechanism in Denmark in 2001. Since then, national or regional Cap & Trade mechanisms have been (or are to be) introduced in the European Union, Japan, the United States, Australia, New Zealand and Canada.

Tradeable Carbon Emissions Credits

The Index currently includes futures contracts on carbon emissions credits from two Cap & Trade mechanisms:

•	the European Union Emission Trading Scheme Phase II (“EU ETS”); and

•	the Kyoto Clean Development Mechanism (“CDM”).

These carbon emissions credits are summarized below.

Emissions Credit	Description	Usage	Traded volume (in million tonnes CO2e)		Trading platform
			2006	2007
EUAs (European Union Allowances)	European Union Allowances are allocated under the National Allocation Plan of each country within the EU ETS. Each EUA represents one tonne of CO2 equivalent (“CO2e” )(other GHGs are not yet included in the EU-ETS).	Companies	1,104	2,061	Exchange traded & OTC

Emissions Credit	Description	Usage	Traded volume (in million tonnes CO2e)		Trading platform
			2006	2007
CERs (Certified Emission Reductions)	A Certified Emission Reduction is a tradable credit worth 1 tonne of CO2e generated by projects accredited by the Clean Development Mechanism (CDM) of Kyoto. These are aimed at the developing world to encourage carbon abatement and to generate revenue. There are two types of CERs that are traded (1) Primary; (2) Secondary. Primary CERs are the credits included in the Index.	Governments & companies

	Primary CERs are classified as CERs purchased on a forward basis directly from a CDM project prior to the CERs being issued by the UN. Primary CERs carry project delivery risk and are therefore valued at a discount to secondary CERs.		537	551	OTC

	Secondary CERs represent credits which are either issued by the UN and traded in the futures or forward market, or forward CERs where the volume is guaranteed and therefore there is no project delivery risk.		25	240	Exchange traded & OTC

The following table sets out other carbon emissions credits that are traded around the world.

Emissions Credit	Description	Usage	Traded volume (in million tonnes CO2e)		Trading platform
			2006	2007
AAUs (Assigned Amount Units)	Assigned Amount Units are tradable emissions units equalling 1 tonne of CO2e. AAUs are allocated under Kyoto for each commitment period. Each country is permitted to emit greenhouse gases equivalent to their assigned amount.	Governments	—	—	OTC

ERUs (Emission Reduction Units)	Emission Reduction Units are credits allocated to projects under the Joint Implementation (JI) provisions of Kyoto and are each worth 1 tonne of CO2e. JI projects take place within Kyoto capped countries only.	Governments & companies	16	—	OTC

Emissions Credit	Description	Usage	Traded volume (in million tonnes CO2e)		Trading platform
			2006	2007
RMUs (Removal Units)	Removal Units are carbon offsets allocated for carbon sink projects involving land use, land use change and forestry.	Governments (companies can, but unlikely)	—	—	OTC

VERs (Voluntary Emission Reductions)	Voluntary Emission Reductions are carbon offsets offered by commercial firms whereby the purchaser pays to have an emissions allowance purchased and retired on their behalf to offset the carbon.	Companies	13	25	OTC

CFI (Carbon Financial Instrument)	Carbon instruments traded on a voluntary basis on Chicago Climate Exchange. Each CFI represents 100 tonnes of CO2e.	Companies	10	23	Exchange traded

Emissions Credit	Description	Usage	Traded volume (in million tonnes CO2e)		Trading platform
			2006	2007

GGAS (New South Wales Greenhouse Gas Reduction Scheme)	GGAS establishes annual state wide GHG reduction targets, and then requires individual electricity retailers and certain other parties who buy or sell electricity in New South Wales to meet mandatory benchmarks based on the size of their share of the electricity market.	Companies	20	25	Exchange

Forthcoming credits	Regional Greenhouse Gas Initiative (RGGI) Western Climate Initiative (WCI) California New Zealand Australia National Emissions Trading Scheme	Companies	N/A	N/A	N/A

Source: UNFCCC, World Bank, New Carbon Finance, European Commission

Background on the EU ETS

The EU ETS is a Cap & Trade mechanism that was launched in 2005 and has become the largest GHG trading mechanism in the world, covering approximately 12,000 entities generating carbon emissions in certain sectors, such as power generation, utilities, iron, steel, and cement. Under the mechanism, each country has a national allocation plan that determines the caps on GHG emissions for each participating entity. Participants are allocated allowances (“EUA”s) up to their cap or, in Phase II of the mechanism, may purchase a proportion through auction. Participants have to monitor their emissions and after each year submit EUAs equivalent to their verified emissions. Participants that do not have sufficient EUAs can buy them from other participants that have a surplus, or within certain limits, use other eligible carbon credits for compliance purposes instead of EUAs.

The EU ETS began with a first Phase running from 2005 to 2007. Phase II of the mechanism is in line with the first Kyoto period and runs from 2008-2012. Allocations in Phase II have been reduced from their respective levels in Phase I, in part to ensure that they are consistent with meeting national Kyoto targets and also to protect against downward price pressure characteristic of Phase I, which occurred as a result of a surplus in allocations. Estimates indicate that the annual net shortfall of credits will be approximately 200 million tonnes (source: New Carbon Finance). In addition, EU legislation enables banking of credits from Phase II to Phase III (this was not possible between Phase I and Phase II), which is another feature that is expected to provide price support for Phase II credits that was not available for Phase I credits. Phase III will commence in 2013.

EUA pricing is set by supply and demand. Supply is determined by EUAs and other carbon credits which are available to the market. Demand is determined by the volume of carbon emitted during the year in relation to the annual allocation. The main factors influencing volumes emitted in the short-term are the weather, relative fuel prices and the amount of electricity generated from non fossil fuel sources. The effect of weather has been felt at various times in the EUA market, most notably in winter 2005 when cold weather and a shortage of gas drove up Phase I prices.

The bulk of exchange trading activity in EUAs is concentrated on the European Climate Exchange (“ECX”). In 2007, the ECX accounted for over 85% of EUA exchange transactions (including over-the-counter contracts cleared through exchanges) with the balance traded on Nord Pool, Powernext and the European Energy Exchange.

Background on the CDM

The CDM is a project-based initiative whereby signatories of Kyoto can implement projects to reduce GHGs and receive Certified Emission Reduction credits (“CER”s) for each tonne of carbon equivalent avoided. In order to receive CERs, a CDM project must first be registered with the United Nations Framework Convention on Climate Change (“UNFCCC”) Secretariat. To be registered, a project must be approved by a host country and must go through a strict set of procedures to show that it meets the CDM eligibility requirements. Around 850 projects have been registered so far, and more than 2,600 more projects are in development. Once a project has been registered, it must monitor its emission reductions and have them verified by an independent UN accredited organisation. The verified monitoring reports are subsequently reviewed by the UNFCCC Secretariat in advance of actual CER issuance. Approximately 150 million CERs have been issued as of May 31, 2008.

CERs may be used by governments, along with certain other approved carbon emissions credits, to meet Kyoto obligations. They may also be used by companies operating within GHG trading mechanisms which recognize such credits, (e.g., the EU ETS, the Regional Greenhouse Gas Initiative in the United States and the Japanese Voluntary Emission Trading Scheme).

COMMODITY FUTURES MARKETS

Futures contracts on carbon emissions credits (including the Index Components) are traded on regulated futures exchanges, and forward contracts and other derivatives on carbon emissions credits are traded in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November crude oil futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month. The contracts currently included in the Index are rolled annually.

The Index Components are futures contracts that trade on the ECX. The ECX and its related clearing houses are subject to regulation by the Financial Services Authority in the United Kingdom. ECX contracts are cleared by European clearinghouse LCH.Clearnet. In the future, the Index may include Index Components traded on exchanges in other countries. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances.

THE INDEX

The following is a description of the Index, including, without limitation, its make-up, method of calculation and changes in its components. The information in this description reflects the policies of, and is subject to change by, the index sponsor. You, as an investor in the Securities, should make your own investigation into the Index and the index sponsor has no obligation to consider your interests as a holder of the Securities. The index sponsor has no obligation to continue to publish the Index, and may discontinue publication of the Index at any time in its sole discretion.

Overview

The objective of the Index is to provide exposure to the global price of carbon. To achieve this, the Index references the price of carbon emissions credits from the world’s major emissions related mechanisms (the “mechanisms” and each a “mechanism”). The mechanisms currently included in the Index are the European Union Emission Trading Scheme (“EU ETS”) and the Kyoto Protocol’s Clean Development Mechanism (“CDM”). The mechanisms may be changed and new mechanisms may be added to the Index pursuant to the methodology discussed herein under “– Composition of the Index – Commodities and Mechanisms Available for Inclusion in the Index”. The Index is composed of allocations in futures or forward contracts on a carbon emissions credit from each mechanism included in the Index (each such contract, an “Index Component”). The Index Components currently included in the Index are futures contracts that trade on the European Climate Exchange (“ECX”). The allocations of the Index are adjusted on an annual basis (the absolute value of each allocation, expressed as a percentage of the absolute value of the aggregate allocations of the Index in any period, being referred to herein as a “weight”). We refer to this process herein as “rebalancing” or “reweighting”. The performance of the Index for any period reflects the performance of all of the Index Components included in the Index for that period, including any collateral return. The Index is maintained and calculated by Barclays Capital (the “index sponsor”), a division of Barclays Bank PLC.

The Index Committee

The index sponsor has set up an independent committee (the “Index Committee”) to approve the rules, composition and methodology of its environmental markets indices including the Index. The Index Committee will also provide governance over the quality of the Index and consider any issues involving any discretionary decisions related to the Index.

Composition

The Index Committee will consist of six to ten voting members, one of whom will act as chair.

Three voting Index Committee members, including the chair, will be employees of Barclays Bank PLC or any affiliate thereof, other than employees working in Barclays Global Investors (the “Barclays Members”).

The Index Committee currently consists of three members from the index sponsor and five independent carbon market professionals and individuals from the institutional investor community.

All Index Committee members will be subject to written approval in advance by the Barclays Members acting collectively. All members other than Barclays Members shall be a legal entity represented by a named individual. Each member may nominate a single alternate, such alternate to be approved in advance in writing by the index sponsor.

The number of voting Index Committee members from time to time will be determined by the Barclays Members acting collectively.

The Barclays Members acting collectively will appoint the chair once a year. The chair will be a Barclays Member.

For their work on the Index Committee, Index Committee members will not receive a salary or other financial remuneration (or any benefit in kind) but will be reimbursed for their reasonable travel and other expenses (as determined by the index sponsor) when incurred specifically for an Index Committee meeting.

Nomination

Nominations of new or replacement Index Committee members shall be made by the Barclays Members acting collectively. Approval of new or replacement members of the Index Committee shall be made by at least a simple majority of the Index Committee members. Any Index Committee member may propose a replacement for themselves at any time.

Removal

Index Committee members may be removed by the Barclays Members acting collectively.

Objective and Scope

The primary objective of the Index Committee is to assist in the creation and oversight of highest quality indices for all of the index sponsor’s families of environmental markets related indices, including the Index. It does so by:

•	approving new environmental markets related index families;

•	approving index rules and material amendments to these rules;

•	considering any issue involving a discretionary decision; and

•	raising any concerns about quality.

All of the above are enforced through a simple majority vote of the Index Committee.

In addition, the Index Committee serves as strategic adviser to the index sponsor in regards to:

•	new index families;

•	improvements to existing indices (including the Index), products and services;

•	changes in regulations for existing indices (including the Index); and

•	development of markets and market conventions.

Powers

The Index Committee has exclusive power over the rules and discretionary actions regarding the index sponsor’s environmental markets indices selected by the index sponsor, including the Index. This means that, with respect to the Index:

•	any changes to the rules of the Index must be brought to the attention of, and approved by, the Index Committee;

•	the Index Committee will have the exclusive authority to make decisions with respect to the Index if such decision is not clearly defined by the rules of the Index; and

•	no additions or deletions of mechanisms or Index Components from the Index or any change in the weights of the Index Components will be made without the approval of the Index Committee.

Restrictions on Members

No Index Committee member shall have any proprietary rights in the Index or any proprietary interest in other matters discussed by the Index Committee. As the index sponsor owns the Index, the Index Committee may not impose rules, rule changes or discretionary decisions without the prior written recommendation by the Barclays Capital Global Head of Index Products.

Quorum and voting

Quorum is defined as:

•	the chair or designated alternate; and

•	three other voting members, at least one of whom is not a Barclays Member.

All votes are by simple majority.

Meetings

The Index Committee will hold an annual physical meeting at a convenient location on the United States East Coast or in Europe to be organised by the index sponsor on such date as the index sponsor determines. At each annual meeting, the Index Committee determines the Index Components and the weights of the Index Components to be included in the Index for the upcoming annual period, based on recommendations from the index sponsor. Additional and ad hoc meetings can be called by any Index Committee member.

Composition of the Index

Commodities and Mechanisms Available for Inclusion in the Index

The objective of the Index is to provide exposure to the global price of carbon. To achieve this, the Index references the price of carbon emissions credits from the world’s largest and most robust emissions related mechanisms. The Index is constituted in a series of steps as follows:

•	First, the index sponsor monitors and identifies the universe of mechanisms in existence.

•

Second, with respect to each mechanism, the index sponsor reviews various data in respect of the liquidity, quality and robustness of the mechanism, including the nature and number of the participants in the mechanism, the tenure of the mechanism and the volume (by metric tonne) of carbon emissions credits issued and traded under the mechanism.

•	Third, the index sponsor selects the mechanisms that exhibit the greatest liquidity, quality and robustness to be recommended to the Index Committee for inclusion in the Index.

•

Fourth, the index sponsor reviews historical trading data in respect of futures and forward contracts on the carbon emissions credits from each mechanism, both on exchange and over-the-counter markets.

•

Fifth, the index sponsor selects the specific futures or forward contracts to be recommended to the Index Committee for inclusion in the Index as Index Components, based upon which contracts are traded most often and in the largest volumes and provide the greatest accuracy in daily pricing.

•

Sixth, the index sponsor determines, in a manner designed to reflect the relative financial value of trading in the underlying Index Components and taking into account the past trading volume both on exchange and over-the counter markets, together with expected future volumes, the weights of the Index Components to be recommended to the Index Committee.

Prior to November of each year, the Index Committee meets with the index sponsor to determine the Index Components to be included in the Index and the weights of the Index Components for the upcoming annual period. At each meeting, the Index Committee reviews the recommendations of the index sponsor and the data supporting its recommendations and makes a final determination as to the mechanisms, Index Components and weights to be included in the Index for the upcoming annual period.

The index sponsor, with the approval of the Index Committee, may also adjust the Index composition quarterly to take account of market developments. For example, the index sponsor met with the Index Committee in April 2008, at which meeting it was decided to switch the CER Index Component from over-the-counter traded CER forward contracts to exchange-traded CER futures contracts traded on the ECX.

It is expected that different regions around the world will develop their own carbon emissions credit trading mechanisms. If and when any of these become sufficiently robust and represent a material proportion of the global carbon market, as determined by the index sponsor and approved by the Index Committee, they will be considered for inclusion into the index pursuant to the methodology described above.

The mechanisms, Index Components, price sources and weights comprising the Index since November 2006 are set forth below.

Scheme	Carbon Instrument	Weight	Price Source
From Nov 1, 2006 to Oct 31, 2007
EUA	ECX CTI Dec 2008 Future	80.0%	ECX
CER	CER Dec 2008 Forward	20.0%	Barclays Capital/Reuters CER Index

From Nov 1, 2007 to May 30, 2008
EUA	ECX CTI Dec 2008 Future	80.0%	ECX
CER	CER Dec 2008 Forward	20.0%	Reuters CER Index

From May 31, 2008
EUA	ECX CTI Dec 2008 Future	80.0%	ECX
CER	CER Dec 2008 Future	20.0%	ECX

Rebalancing

The primary re-weighting of the Index will take place annually each November. On the last day of October (the determination date), once the Index allocations are finally determined by the index sponsor and approved by the Index Committee for each Index Component, the allocations are calculated based on fixed percentage basket weights and contract prices on the close of that day (for additional detail regarding the calculation of the Index, see “–Calculation of the Index” below).

The rolling of the Index Components takes place over the 5 business days after the determination date with amounts rolled equally over the period.

Calculation of the Index

The Index is calculated by the index sponsor, by applying the impact of the changes to the futures prices of commodities included in the Index Components (based on their relative weightings).

The Index is implemented using a market standard commodity index methodology described below. As current Index Components are all priced in Euros (“EUR”) the Index formulae shown below are all expressed in EUR except where noted.

Pricing

For listed futures, including the current Index Components, the Index will use the official exchange settlement price on the ECX for each Index Component.

Exchange rates used in the calculation of the Index in U.S. dollars are the 4:00 PM London close mid spot rates published by WM Company on Bloomberg page WMCO.

Notes on Notation

For purposes of the discussion of variables that are affected by the Index roll, the “next” instance is marked with a prime (e.g., for variable x: this period x, next period x’). The following variables have the following meanings:

Pk,t	Price of 1st nearby contract k at time t

P’k,t	Price of 2nd nearby contract k at time t

IHk	Index holdings of 1st nearby contract k

IH’k	Index holdings of 2nd nearby contract k

CWk,t	Contract Weight of 1st nearby contract k on day t

CW’k,t	Contract Weight of 2nd nearby contract k on day t

IPWk	Fixed percentage basket weight for Commodity k

Index Holdings and Re-balancing

The Index replicates a fund of commodity futures or forwards which are reweighted periodically back to fixed percentage weights.

The primary re-weighting of the Index will take place annually each November. On the last day of October (the determination date), Index holdings are determined for each Index Component. These Index holdings are calculated based on fixed percentage weights and contract prices of the Index Components on the close of that day, as follows:

IHk = IPWk x IndexNotionalValue / Pk,t

The rolling of the Index Components takes place over the 5 business days after the determination date with amounts rolled equally over the period.

The Index Components currently included in the Index each have delivery months of December 2008 and, on the determination date, will be rolled into Index Components having delivery months of December 2009.

Index Weighted Value

Each day the Index has an Index weighted value (“IWVt”).

On a non roll day the IWVt is as follows:

On days where there is a roll the IWVt is given by:

Note that IHk = IH’k unless the Index is re-weighted or the weights reset.

Daily Commodity Weights

Each day the weight of an Index Component (“DCWk,t” ) in the Index is given by:

Daily Price Return

Daily returns (“DRt”) are calculated based on Index holdings from the previous day, as follows:

The day after the contract roll is finished (i.e., CW’k,t-1 = 100%), IHk takes value from IH’k the day before.

Note that on a non-roll day CW’k,t-1 = 100%, CW’k,t-1 = 0% and IHk = IH’k therefore DRt simplifies to

Closing Value

The closing value of the Index (“CVt”)started at 100 on October 31, 2006 and is published rounded to 4 decimal places.

The CVt is calculated in U.S. dollars (“USD_CVt ”) calculated as follows:

USD_CVt = USD_CVt-1 * (1 + DRt x FXt / FXt-1 + USD_IRt)

where

FXt is the EUR to U.S. dollar exchange rate on date t, and

and,

TBILLt -1 is the most recent weekly high rate for 91-day US Treasury bills as published by the U.S. Department of the Treasury Bureau of the Public Debt reported on the website www.treasurydirect.gov/RI/OFBills under column “Discount Rate %”.

The closing value of the Index will be calculated and published on each trading day by Bloomberg L.P. or a successor via the facilities of the Consolidated Tape Association under the ticker symbol “BXIIGCUT”.

Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Index may be adjusted in the event that the calculation agent determines that any of the following index calculation disruption events exists: (a) the termination or suspension of, or material limitation or disruption in the trading of, any Index Component; (b) the settlement price of any Index Component reflects the maximum permitted price change from the previous day’s settlement price; or (c) the failure of an exchange to publish official settlement prices for any Index Component.

Historical Closing Levels of the Index

The Index is maintained and calculated by the index sponsor, a division of Barclays Bank PLC.

The following graph illustrates how the Index has performed since the inception date.

The historical performance of the Index should not be taken as an indication of future performance, and no assurance can be given that the value of the Index will increase or not decrease sufficiently to cause holders of the Securities to receive a payment at maturity equal to or in excess of the principal amount of such Securities.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Licensing

Barclays Capital Global Carbon Index™ and the Barclays Capital Global Carbon Index Total Return™ are trademarks of Barclays Bank PLC and have been licensed for use by Barclays Capital in connection with the calculation of the Index.

Disclaimer

The index sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index. The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the index level (or failure to publish such value) and any use to which any person may put the Index or the index level. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the index level, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

VALUATION OF THE SECURITIES

The market value of the Securities will be affected by several factors, many of which are beyond our control. We expect that generally the value of the Index on any day will affect the market value of the Securities more than any other factors. Other factors that may influence the market value of the Securities include, but are not limited to, supply and demand for the Securities, the volatility of the Index, the market price of the Index Components, the Treasury Bill rate of interest, the volatility of carbon emissions commodities prices, economic, financial, political, regulatory, or judicial events that affect the value of the Index or the market price of Index Components, the general interest rate environment, as well as the perceived creditworthiness of Barclays Bank PLC. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the Securities prior to maturity.

Indicative Value

An affiliate or we expect to calculate and publish the closing “indicative value” of your Securities on each trading day at www.iPathETN.com. Additionally, an “intraday” indicative value will be calculated and published throughout each trading day by Bloomberg L.P. or a successor via the facilities of the Consolidated Tape Association under the ticker symbol “GRN”. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time determined based on the following equation:

Indicative Value = Principal Amount per Security X (Current Index Level / Initial Index Level) - Current Investor Fee

where:

Principal Amount per Security = $50;

Current Index Level = The most recent published level of the Index as reported by the index sponsor;

Initial Index Level = The level of Index on the inception date; and

Current Investor Fee = The most recent daily calculation of the investor fee with respect to your Securities, determined as described in this pricing supplement (which, during any trading day, will be the investor fee determined on the preceding calendar day).

The intraday indicative value is meant to approximate the intrinsic economic value of the securities throughout the trading day. For purposes of calculating this intraday indicative value, Bloomberg L.P. or a successor will use appropriate market data (for example, an average of live exchange rate from major financial institutions and market participants) available during the day to approximate the Index. Bloomberg L.P. is not affiliated with Barclays Bank PLC and does not approve, endorse, review or recommend Barclays Bank PLC or the Securities.

The intraday indicative value will be derived from sources deemed reliable, but Bloomberg L.P. and its suppliers do not guarantee the correctness or completeness of the intraday indicative value or other information furnished in connection with the Securities. Bloomberg L.P. makes no warranty, express or implied, as to results to be obtained by Barclays Bank PLC, Barclays Bank PLC’s customers, holders of the Securities, or any other person or entity from the use of the intraday indicative value or any data included therein. Bloomberg L.P. makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the indicative value or any data included therein.

Bloomberg L.P., its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of Bloomberg L.P., its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the intraday indicative value or the Securities, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. Bloomberg L.P. shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the intraday indicative value, from whatever cause. Bloomberg L.P. is not responsible for the selection of or use of the Index or the Securities, the accuracy and adequacy of the Index or information used by Barclays Bank PLC and the resultant output thereof.

The intraday indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your Securities, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Published Index levels from the index sponsor may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the intraday indicative value of your Securities. Index levels provided by the index sponsor will not necessarily reflect the depth and liquidity of the underlying commodities markets. For this reason and others, the actual trading price of the Securities may be different from their intraday indicative value.

As discussed in “Specific Terms of the Securities – Payment Upon Redemption”, you may, subject to certain restrictions, choose to redeem your Securities on any redemption date during the term of the Securities. If you redeem your Securities on a particular redemption date, you will receive a cash payment on that date in an amount equal to the daily redemption value, which is (1) the principal amount of your Securities times (2) the index factor on the relevant valuation date minus (3) the investor fee on the applicable valuation date. You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date. The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

SPECIFIC TERMS OF THE SECURITIES

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Description of Debt Securities – Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets – Indices” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

We will offer the Securities in denominations of $50.

Payment at Maturity

If you hold your Securities to maturity, you will receive a cash payment at maturity that is linked to the percentage change in the value of the Index between the inception date and the final valuation date. Your cash payment at maturity will be equal to (1) the principal amount of your Securities times (2) the index factor on the final valuation date minus (3) the investor fee on the final valuation date.

The index factor on the final valuation date will be equal to the final index level divided by the initial index level. The initial index level is the closing value of the Index on the inception date and the final index level is the closing value of the Index on the final valuation date.

The investor fee on the final valuation date will be equal to 0.75% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.75% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described below), then the maturity date will be the fifth business day following the final valuation date. The calculation agent may postpone the final valuation date – and therefore the maturity date – if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “– Market Disruption Event” below.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Payment Upon Redemption

Prior to maturity, you may, subject to certain restrictions, choose to redeem your Securities on any redemption date during the term of the Securities. If you redeem your Securities on a particular redemption date, you will receive a cash payment on that date in an amount equal to the daily redemption value, which is (1) the principal amount of your Securities times (2) the index factor on the relevant valuation date minus (3) the investor fee on the relevant valuation date. You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 Securities. Any such reduction will be applied on a consistent basis for all holders of Securities at the time the reduction becomes effective.

The index factor on the relevant valuation date is the closing value of the Index on that day divided by the initial index level. The initial index level is the closing value of the Index on the inception date.

The investor fee on any valuation date will be equal to 0.75% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.75% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

A valuation date is each business day from June 25, 2008 to June 17, 2038, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to June 17, 2038 as the “final valuation date”.

A redemption date is the third business day following a valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

In the event that payment upon redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Valuation Date

A valuation date is each business day from June 25, 2008 to June 17, 2038 inclusive (or, if such date is not a trading day, the next succeeding trading day), unless the calculation agent determines that a market disruption event occurs or is continuing on that day in respect of any Index Component. In that event, the valuation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will any valuation date be postponed by more than five trading days.

Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your Securities on any redemption date. To redeem your Securities, you must instruct your broker or other person with whom you hold your Securities to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the valuation date at a price equal to the applicable daily redemption value, facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Securities in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Market Disruption Event

As set forth under “– Payment at Maturity” and “– Payment Upon Redemption” above, the calculation agent will determine the value of the Index on each valuation date, including the final valuation date. As described above, a valuation date may be postponed and thus the determination of the value of the Index may be postponed if the calculation agent determines that, on a valuation date, a market disruption event has occurred or is continuing in respect of any Index Component. If such a postponement occurs, the Index Components unaffected by the market disruption event shall be determined on the scheduled valuation date and the value of the affected Index Component shall be determined using the closing value of the affected Index Component on the first trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will a valuation date for the Securities be postponed by more than five trading days.

If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the Index for such day.

Any of the following will be a market disruption event:

•

a material limitation, suspension or disruption in the trading of any Index Component which results in a failure by the trading facility on which the relevant contract is traded to report a daily contract reference price (the price of the relevant contract that is used as a reference or benchmark by market participants);

•

the daily contract reference price for any Index Component is a “limit price”, which means that the daily contract reference price for such contract has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility;

•	failure of the applicable trading facility or other price source to announce or publish the daily contract reference price for one or more Index Components; or

•

any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

The following events will not be market disruption events:

•

a limitation on the hours or numbers of days of trading on a trading facility on which any Index Component is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision by a trading facility to permanently discontinue trading in any Index Component.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “– Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Security outstanding as the principal amount of that Security. Although the terms of the Securities may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities – Modification and Waiver” and “– Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for the Securities on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest – or, if there is only one, the only – quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as the Securities. If there is substantial demand for the Securities, we may issue additional Securities frequently. We may consolidate the additional securities to form a single class with the outstanding Securities.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the Index and it or any other person or entity publishes an index that the calculation agent determines is comparable to the Index and approves as a successor index, then the calculation agent will determine the value of the Index on the applicable valuation date and the amount payable at maturity or upon redemption by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index, or that the closing value of the Index is not available because of a market disruption event or for any other reason, on the date on which the value of the Index is required to be determined, or if for any other reason the Index is not available to us or the calculation agent on the relevant date, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index, the Index Components or the method of calculating the Index has been changed at any time in any respect – including any addition, deletion or substitution and any reweighting or rebalancing of Index Components, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Components, or is due to any other reason – then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date or upon redemption is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the value of the Index and the amount payable at maturity or upon redemption or otherwise relating to the value of the Index may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Securities, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in London or New York City generally are authorized or obligated by law, regulation or executive order to close.

Role of Calculation Agent

Currently, we serve as the calculation agent. We may change the calculation agent without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the Securities, including at maturity or upon redemption, market disruption events, business days, trading days, the investor fee, the default amount, the initial index level, the final index level, the closing value of the Index on any valuation date, the maturity date, redemption dates, the amount payable in respect of your Securities at maturity or upon redemption and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

CLEARANCE AND SETTLEMENT

Depository Trust Company (“DTC”) participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of instruments linked to the Index prior to or on the inception date. In addition, from time to time after we issue the Securities, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to some or all of the Index Components (including the underlying commodities) or the Index;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the level of other similar market indices, contracts or commodities; or

•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of listed or over-the-counter options or futures on Index Components (including the underlying commodities) or listed or over-the-counter options, futures, or other instruments linked to the level of the Index Components or the Index, as well as other indices designed to track the performance of the Index or other components of the commodities market.

The hedging activity discussed above may adversely affect the value of the Index and, as a consequence, the market value of the Securities from time to time and the amount payable at maturity or upon redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United Kingdom and the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement. The following section is the opinion of Sullivan & Cromwell LLP, counsel to Barclays Bank PLC. It applies to you only if you are a U.S. holder (as defined below) and you hold your Security as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a partnership or other pass-through entity;

•	a person that owns a note as a hedge or that is hedged against interest rate risks;

•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

This section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Security and you are for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities as a pre-paid contract with respect to the Index. The terms of the Securities require you and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all United States federal income tax purposes in accordance with such characterization. If the Securities are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. In general, your tax basis in your Securities will be equal to the price you paid for it. Capital gain of a noncorporate United States holder that is recognized in a taxable year beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the property is held for more than one year.

No statutory, judicial or administrative authority directly discusses how your Securities should be treated for United States federal income tax purposes. As a result, the United States federal income tax consequences of your investment in the Securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your Security should be treated for United States federal income tax purposes. Therefore, other treatments would also be possible and the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, it would be possible to treat your Security, and the Internal Revenue Service might assert that your Security should be treated, as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

It is also possible that you could be treated as owning the underlying components of the Index, or alternatively, that you could be treated as having disposed of the Securities each time there are changes made to the Index or its underlying components. Accordingly, it is possible that you could be required to recognize gain or loss each time a contract tracked by the Index rolls, each time a mechanism included in the Index changes or each time a new mechanism is added to or removed from the Index. Moreover, it is possible that you would be required to accrue interest over the term of your Securities even though you will not receive any payments from us until sale, redemption or maturity of your Securities.

In addition, it is possible that the Internal Revenue Service could assert that any gain or loss that you recognize upon redemption or maturity of your Securities could be treated as ordinary gain or loss.

It is also possible that Section 1256 of the Internal Revenue Code could apply to your Securities. If Section 1256 were to apply to your Securities, you would be required to mark your Securities to market at the end of each year (i.e., recognize income as if the Securities had been sold for fair market value). In such case, gain or loss recognized with respect to your Securities should be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to the period during which you held your Securities.

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering the proper federal income tax treatment of an instrument such as the Securities including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, Barclays Bank PLC intends to treat the Securities for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the Treasury Department and Internal Revenue Service issue guidance providing that some other treatment is more appropriate.

In addition, one member of the House of Representatives introduced a bill that, if enacted, would require holders of Securities purchased after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Information Reporting and Backup Withholding

Please see the discussion under “Certain U.S. Federal Income Tax Considerations–Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your Securities.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the Securities on the inception date at 100% of their stated principal amount. The remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Sales of the Securities after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the Securities.

In connection with this offering, we will sell the Securities to dealers as principal, and such dealers may then resell Securities to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from us or our affiliates or by purchasing Securities from us or our affiliates subject to our obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

Barclays Bank PLC and Barclays Capital Inc. have retained the services of Barclays Global Investors Services, their affiliate and a member of the Financial Industry Regulatory Authority, Inc. (formerly NASD, Inc.), to promote the Securities and provide certain services relating to the Securities. Effective on or about December 31, 2008, Barclays Global Investors Fund Distribution Company, an affiliate of Barclays Bank PLC and Barclays Capital Inc. and a member of the Financial Regulatory Authority, Inc. (formerly NASD, Inc.) will provide the services formerly provided by Barclays Global Investors Services. Barclays Global Investors Services or Barclays Global Investors Fund Distribution Company may receive a portion of the investor fee. Underwriting compensation will not exceed a total of 8% of proceeds.

ANNEX A

NOTICE OF REDEMPTION

To: [ipathredemptions@barclayscapital.com]

Subject: iPath® Notice of Redemption, CUSIP No. 06739H 164

[BODY OF EMAIL]

Name of holder: [                    ]

Number of Securities to be redeemed: [        ]

Applicable Valuation Date: [            ], 20[    ]

Contact Name: [                    ]

Telephone #: [                    ]

Acknowledgement: I acknowledge that the Securities specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the Securities are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax: 212-412-1232

Dear Sirs:

The undersigned holder of Barclays Bank PLC’s $250,000,000 Medium-Term Notes, Series A, iPath® Exchange Traded Notes due June 24, 2038 CUSIP No. 06739H 164 (the “Securities”), redeemable for a cash amount based on the Barclays Capital Global Carbon Index Total ReturnTM hereby irrevocably elects to exercise, on the redemption date of                     , with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Securities (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of Securities specified below at a price per Security equal to the applicable daily redemption value, facing Barclays Capital DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.)

B-1

$250,000,000

BARCLAYS BANK PLC

iPath® Global Carbon ETN

MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

November 5, 2008

(to Prospectus dated August 27, 2008 and

Prospectus Supplement dated August 27, 2008)

Patent Pending

BCY-F-119-09008